Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-252319, 333-272241, 333-285691 and 333-287030 on Form S-8 of our report dated October 30, 2025, with respect to the consolidated financial statements of LuxExperience B.V. (formerly MYT Netherlands Parent B.V.).

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
October 30, 2025